Exhibit 10.13

DLI Holding Corp.

ROLLOVER STOCK OPTION AGREEMENT

ROLLOVER STOCK OPTION AGREEMENT (the “Agreement”), dated as of January 27, 2005, between DLI Holding Corp. a Delaware corporation (“Holding”), and William McMenemy (the “Employee”). Capitalized terms used herein without definition have the meaning set forth in Section 15 hereof.

WHEREAS, in connection with the merger of Del Laboratories, Inc., a Delaware corporation (“Del”) into DLI Acquisition Corp., a Delaware corporation, (the “Merger”) Holding and the Employee entered into an Exchange Agreement, dated as of January 27, 2005 (the “Exchange Agreement”), pursuant to which the Employee agreed to exchange certain options to purchase shares of common stock of Del held by the Employee prior to the Merger (the “Del Options”) for options to purchase common stock of Holding (“Holding Common Stock”).

NOW, THEREFORE, the parties hereto agree as follows:

1.	Confirmation of Grant, Option Price.

(a) Confirmation of Grant. Holding hereby evidences and confirms the grant to the Employee, effective as of the date hereof (the “Grant Date”), of options to purchase from Holding the number of shares of Holding Common Stock (the “Options”) specified on Schedule A hereto.

(b) Option Price. Each Option shall have the exercise price per share (the “Option Price”) specified on Schedule A hereto.

(c) Character of Options. The Options granted hereunder are not intended to be “incentive stock options” within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Vesting, Exercisability and Forfeiture.

All Options granted pursuant to this agreement shall be fully vested as of the date hereof and shall terminate on the date specified on Schedule A hereto, which is the date the applicable Del Options would have otherwise terminated if the Employee had not entered into the Exchange Agreement and if the Del Options had remained outstanding following the Merger (the “Expiration Date”). All Options may be exercised, subject to the provisions hereof, on the Exercise Date. Any Option not exercised on the Exercise Date shall terminate.

3.	Method of Exercise and Payment.

All or part of the Options may be exercised by the Employee upon (a) the Employee’s written notice to Holding of exercise, (b) the Employee’s payment of the Option Price in full at the time of exercise (i) in cash or cash equivalents, (ii) at any time following a Public Offering, in unencumbered shares of Holding Common Stock owned by the Employee for at least six (6) months (or such longer period as is required by applicable accounting standards to avoid a charge to earnings) having a Fair Market Value on the date of exercise equal to such Option Price, (iii) at any time following a Public Offering, in a combination of cash and Holding Common Stock or (iv) in accordance with such procedures or in such other form as the Committee shall from time to time determine and (c) if such Options are exercised prior to a Public Offering, the Employee’s execution of the Stockholders Agreement and the Registration Rights Agreement in order to become a party to such agreements with respect to the shares of Holding Common Stock issuable upon the exercise of such Options. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any Options and, if applicable, receipt of evidence of the Employee’s execution of the Stockholders Agreement and Registration Rights Agreement in accordance with this Section 3, but subject to Section 6 below, Holding shall deliver to the Employee a certificate or certificates representing the shares of Holding Common Stock acquired upon the exercise of such Options, registered in the name of the Employee, provided that, if Holding, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Holding Common Stock, such certificates shall bear the appropriate legend. In addition to the other methods for paying the Option Price provided for in this Section 3, Employee may pay the Option Price by having Holding retain a number of shares of Holding Common Stock that would otherwise be issuable on exercise of the Options having a Fair Market Value equal to such Option Price. It is agreed that Employee may satisfy clause (a) above by delivering written notice to Holding of his desire to pay the Option Price as described in the preceding sentence on or before the Exercise Date and clause (c) above by being reasonably available to execute such agreements on or before the Exercise Date (although Holding may, in its sole discretion, defer issuance of any Holding Common Stock until such agreements are actually executed).

4.	Company Call Right; Shares Received on Option Exercise; Termination.

(a) Upon the Employee’s termination of employment with Holding for any reason, and prior to a Public Offering, Holding shall have the right to repurchase the Employee’s Options from the Employee for an amount equal to the excess, if any, of the Fair Market Value of the Holding Common Stock underlying the Options over the aggregate Option Price of the Options.

(b) Upon the Employee’s termination of employment with Holding for any reason, and prior to a Public Offering, any shares of Holding Common Stock purchased by the Employee upon exercise of the Options shall be subject in all respects to the Stockholders Agreement.

(c) Except as described in this Section 4, a termination of the Employee’s employment for any reason shall have no effect on the terms and conditions of the Options.

(d) To the extent that the right in this Section 4(a) is subject to the requirements of Section 409A of the Code, the Company shall exercise such right only on the Qualifying Termination Date or such other date as may comply with Section 409A of the Code.

5.	Qualifying Change in Control.

(a) Payment. Unless the Committee shall otherwise determine in good faith that such treatment is inappropriate, on a Qualifying Change in Control Date, each outstanding Option shall be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the Change in Control Price over the Option Price.

(b) Transferability. The Committee may not determine that the treatment in Section 5(a) is inappropriate unless the Holding Common Stock issuable on exercise of the Option (or the equity security into which such stock is converted under Section 9 hereof in connection with the Change in Control) shall have terms and conditions which provide that in the event that the Employee’s employment is involuntarily terminated following a Change in Control any conditions on the Employee’s rights under, or any restrictions on transfer applicable to, any such equity shall be waived or shall lapse, as the case may be.

(c) Notice. Holding will use its good-faith efforts to provide 30 days notice to the Employee of the Qualifying Change in Control Date.

6.	Tax Withholding.

Whenever Holding Common Stock is to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, Holding or any Subsidiary shall have the power to withhold, or require the Employee to remit to Holding or such Subsidiary, an amount sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements relating to such transaction, and Holding or such Subsidiary may defer payment of cash or issuance of Holding Common Stock until such requirements are satisfied.

7.	Nontransferability of Awards.

No Options granted hereby may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a Permitted Transferee. All rights with respect to Options granted to the Employee hereunder shall be exercisable during his lifetime only by such Employee or, if permitted by the Committee, a Permitted Transferee. Following the Employee’s death, all rights with respect to the Employee’s outstanding Options shall be exercised by his designated beneficiary, his estate or, if permitted by the Committee, a Permitted Transferee.

8.	Beneficiary Designation.

The Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under this Agreement is to be exercised in case of his death. Each designation will revoke all prior designations by the Employee, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Employee in writing with the Committee during his lifetime. If no beneficiary is named, or if a named beneficiary does not survive the Employee, benefits remaining unpaid or Options outstanding at the Employee’s death shall be paid to or exercisable by the Employee’s surviving spouse, if any, or otherwise to his estate.

9.	Adjustment in Capitalization.

The aggregate number of shares of Holding Common Stock subject to outstanding Option grants and the respective exercise prices applicable to outstanding Options, shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Holding Common Stock, or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares affecting the Holding Common Stock, or any issuance of any warrants or rights offering (other than any such offering under the DLI Holding Corp. Stock Incentive Plan) to purchase Holding Common Stock at a price materially below Fair Market Value, or any other similar event affecting the Holding Common Stock. All determinations and calculations required under this Section 9 shall be made in the sole discretion of the Committee.

10.	Requirements of Law.

The issuance of shares of Holding Common Stock pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No shares of Holding Common Stock shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

11.	No Guarantee of Employment.

Nothing in this Agreement shall interfere with or limit in any way the right of Holding or any Subsidiary to terminate the Employee’s employment at any time, or confer upon the Employee any right to continue in the employ of Holding or any Subsidiary.

12.	No Rights as Stockholder.

Except as otherwise required by law, the Employee shall not have any rights as a stockholder with respect to any shares of Holding Common Stock covered by the Options granted hereby until such time as the shares of Holding Common Stock issuable upon exercise of such Options have been so issued. Notwithstanding anything else contained herein to the contrary, the exercise of any portion of the Options conveyed hereby is expressly conditioned upon the Employee becoming a party to the Stockholders Agreement and the Registration Rights Agreement with respect to any shares of Holding Common Stock to be acquired upon such exercise.

13.	Restrictions on Sale Upon Public Offering.

Except as otherwise provided in the Registration Rights Agreement, the Employee agrees that, in the event that Holding files a registration statement under the Act with respect to a public offering of any shares of its capital stock, the Employee will not effect any sale or distribution of any shares of the Holding Common Stock including, but not limited to, pursuant to Rule 144 under the Securities Act, within seven days prior to and 90 days (unless Holding, in consultation with the managing underwriter, determines that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 13; provided that, with respect to any shelf registration statement on Form S-3, the Trigger Date shall be the pricing of any offering made under such registration statement and the Employee agrees to execute a customary holdback agreement with the underwriters for any such public offering.

14.	Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby.

15.	Additional Definitions.

Whenever used herein, the following terms shall have the respective meanings set forth below:

Act: the Securities Act of 1933, as amended.

Board: the Board of Directors of Holding.

Change in Control: a transaction or series of transactions (other than a Public Offering):

(i) involving the sale, transfer or other disposition by the Kelso Entities to one or more persons or entities that are not, immediately prior to such sale, affiliates of Holding or any Kelso Entity, of all or substantially all of the Holding Common Stock beneficially owned by the Kelso Entities as of the date of such transaction; or

(ii) involving the sale, transfer or other disposition of all or substantially all of the assets of Holding and the Subsidiaries, taken as a whole, to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of Holding or any of the Kelso Entities.

Change in Control Price: the price per share of Holding Common Stock paid in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash).

Committee: the Compensation Committee of the Board or, if there shall not be any such committee then serving, the Board.

Exercise Date: the first to occur of (i) a Qualifying Change in Control Date, (ii) a Qualifying Termination Date and (iii) the day before the Expiration Date.

Fair Market Value: if no Public Offering has occurred, the fair market value of a share of Holding Common Stock as determined in accordance with the Stockholders Agreement. Following a Public Offering, the Fair Market Value, on any date of determination, shall mean the average of the closing sales prices for a share of Holding Common Stock as reported on a national exchange for each of the ten business days preceding the date of determination or the average of the last transaction prices for a share of Holding Common Stock as reported on a nationally recognized system of price quotation for each of the ten business days preceding the date of determination. In the event that there are no Holding Common Stock transactions reported on such exchange or system on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Holding Common Stock transactions were so reported.

Kelso: Kelso Investment Associates VII, L.P.

Kelso Entities: collectively, Kelso and KEP VI, LLC.

Permitted Transferee: a transferee permitted under Section 1.2(b) or 1.2(c) of the Stockholders Agreement.

Public Offering: an underwritten initial public offering of Holding Common Stock having an aggregate offering value (measured by Holding’s proceeds before underwriters’ discounts and selling commissions) of at least $75 million and after which an established trading market exists for Holding Common Stock.

Registration Rights Agreement: the Registration Rights Agreement, dated as of January 27, 2005, among Holding, and certain other stockholders of Holding, as it may be amended from time to time.

Stockholders Agreement: the Stockholders Agreement, dated as of January 27, 2005, among Holding, DLI Holding, LLC, a Delaware limited liability company, and certain other stockholders of Holding, as it may be amended from time to time.

Qualifying Change in Control Date: either (i) if Holding has provided at least 30 days notice of the Change in Control, the date of a Change in Control that is also a “change in control” as used in Section 409A, or (ii) if Holding has not provided at least 30 days notice of the Change in Control, and a Change in Control that is also a “change in control” as used in Section 409A occurs, the 30th day after Holding has provided such notice.

Qualifying Termination Date: either (i) if Employee is not a “key employee” as used in Section 409A, the 30th day after Employee’s termination of employment with Holding for any reason, and (ii) if Employee is a “key employee” as used in Section 409A, six months after Employee’s termination of employment with Holding for any reason.

Section 409A: Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and guidance issued thereunder (and any successor section).

Subsidiary: any corporation a majority of whose outstanding voting securities is owned, directly or indirectly, by Holding.

16.	Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

(i)	If to Holding, to it at:

DLI Holding Corp.
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
Fax: 212-223-2379
Attention: James J. Connors II, Esq.

(ii)	If to the Employee, to the Employee’s last known home address,

with a copy to

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax: 212-558-3588
Attention: Marc Trevino, Esq.

or to such other person or address as any party shall specify by notice in writing to Holding. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(d) No Impact On Benefits. The Options granted under this Agreement shall not be deemed compensation for purposes of calculating an Employee’s rights under any employee benefit plan.

(e) Securities Law Compliance. The Employee shall represent to Holding in writing, when the Employee receives shares upon exercise of an Option (or at such other time as the Committee deems appropriate) that the Employee is acquiring such shares (unless they are then covered by an effective registration statement filed under the Act) for the Employee’s own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Employee. Such shares shall be transferable only if the proposed transfer shall be permissible pursuant to this Agreement and if, in the opinion of counsel satisfactory to Holding, such transfer at such time will be in compliance with all applicable securities laws.

(f) Unsecured Creditor. To the extent that the Employee or his executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from Holding pursuant to this Agreement, such right shall be no greater than the right of an unsecured general creditor of Holding.

(g) Severability of Provisions. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provision had not been included.

(h) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(i) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

— Signature page follows —

IN WITNESS WHEREOF, Holding and the Employee have duly executed this Agreement as of the date first above written.

DLI HOLDING CORP.

By:	/s/ Philip E. Berney
	Name:	Philip E. Berney
	Title:	President

EMPLOYEE

/s/ William McMenemy
William McMenemy

Schedule A

McMenemy Rollover Options

Options	Exercise Price	Expiration Date
21,819	$18.65	July 17, 2012
15,273	$8.97	July 24, 2011
7,224	$9.08	July 14, 2010
8,046	$22.17	July 10, 2010
2,514	$19.28	December 23, 2009
12,250	$19.71	October 29, 2009
42,249	$20.12	June 24, 2009
25,446	$18.99	April 12, 2009